Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (this “Settlement Agreement”) is made this 15th day of December, 2003, by and between ISCO INTERNATIONAL, INC., a Delaware corporation (“ISCO”) and MORGAN & FINNEGAN, L.L.P., a New York limited liability partnership (“M&F”). For convenience, each of ISCO and M&F may be referred to in this Settlement Agreement as a “Party” and collectively as “Parties.”

Background

During calendar year 2001, ISCO engaged M&F to provide legal services (the “Engagement”) to ISCO in its patent infringement litigation against Conductus, Inc. and Superconductor Technologies, Inc. regarding alleged infringement of U.S. Patent No. 6,263,215, entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems” in the United States District Court for the District of Delaware (C.A. No. 01-487 GMS) and all appeals and subsequent cases related thereto to which ISCO is a party (the “Continuing Litigation”).

In mid-2003, the Engagement was terminated. As a result of the Parties’ respective claims arising from the Engagement, the Parties have determined in good faith to settle such claims in accordance with the terms of this Settlement Agreement, the Stock Purchase Agreement, dated the date hereof (the “Stock Purchase Agreement”), by and between ISCO and M&F, (together with the Stock Purchase Agreement, the “Settlement Documents”). The terms of the Settlement Documents shall continue in full force and effect.

In consideration of the mutual covenants and releases contained in this Settlement Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Certain Capitalized Terms. Capitalized terms used and not otherwise defined in this Settlement Agreement shall have the respective meanings ascribed to such terms in the Settlement Documents.

2. Settlement. ISCO and M&F hereby settle and resolve all claims that they have or may have against each other effective as of the date of this Settlement Agreement, including, but not limited to open invoices from M&F to ISCO in the amount of $2,562,855.52 (inclusive of Third Party Vendors (as defined below)) and no further amounts shall be due or payable by M&F or ISCO to the other under or in connection with the Engagement except as expressly provided herein and in the Settlement Documents. Neither M&F nor ISCO shall have any continuing or further obligation with respect to any legal representation, obligation, covenant or agreement related to the Engagement except in each case as otherwise provided in this Settlement Agreement and pursuant to the rules of professional responsibility and terms and conditions of the Settlement Documents.

3. Issuance of ISCO Stock. As consideration for the Parties’ respective obligations hereunder, and in full and final satisfaction of any and all amounts claimed by M&F to be owed by ISCO to M&F and the release of all other claims and other promises and covenants set forth herein, ISCO shall issue, and M&F shall be entitled to receive, 1,000,000 shares of ISCO’s common stock, par value $0.001 per share (the “Shares”) as set forth in the Stock

Purchase Agreement. Delivery of the Shares shall be effected pursuant to the terms and conditions of the Stock Purchase Agreement.

4. Delivery and Return of Material. M&F shall provide ISCO with a written certified statement that all documents, records, notebooks, files, correspondence, data, reports, drawings, photos, videos, memoranda, computer tapes, computer discs and other storage media evidencing or related to the Engagement have been returned to ISCO, or its counsel, or will be made available to ISCO, or its counsel, in accordance with the rules of professional responsibility.

5. Mutual Releases.

(a) By ISCO. Subject to Section 5(c) of this Settlement Agreement, ISCO, for itself and anyone claiming by, through or under ISCO, hereby knowingly and voluntarily releases and forever discharges M&F, and their past and present partners, of counsel, associates, other attorneys, officers, employees, agents and consultants of any of the foregoing, and the predecessors, successors, assigns, heirs and personal representatives of any of the foregoing, and all insurers of any of the foregoing (collectively with M&F, the “M&F Parties”) of and from any and all claims, duties, obligations, liabilities, debts, demands, expenses, costs, actions, and causes of action, whether at law or in equity, known or unknown, accrued or unaccrued, matured or unmatured, individually or derivatively, that ISCO or anyone claiming by, through or under ISCO had, may have, or now have under, or that might subsequently accrue or arise out of, or concern, the Engagement.

(b) By M&F. Subject to Section 5(c) of this Settlement Agreement, M&F, for itself and anyone claiming by, through or under M&F, hereby knowingly and voluntarily releases and forever discharges ISCO and its affiliates, as that term is defined under Securities and Exchange Commission rules and regulations, and their past and present shareholders, partners, directors, officers, employees, agents and attorneys of any of the foregoing, and the predecessors, successors, assigns, heirs and personal representatives of any of the foregoing, and all insurers of any of the foregoing (collectively with ISCO, the “ISCO Parties”) of and from any and all claims, duties, obligations, liabilities, debts, demands, expenses, costs, actions, and causes of action, whether at law or in equity, known or unknown, accrued or unaccrued, matured or unmatured, individually or derivatively, that M&F or anyone claiming by, through or under M&F had, may have, or now have under, or that might subsequently accrue or arise out of, or concern, the Engagement.

(c) Exceptions. Nothing contained in this Settlement Agreement shall settle, release, discharge or otherwise affect any of the Parties’ respective representations, warranties, obligations, agreements, covenants and the rules of professional responsibility under this Settlement Documents.

6. Representations and Warranties.

(a) By ISCO. ISCO hereby represents and warrants to M&F as follows:

(i) Existence; Good Standing. ISCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and legal right to execute, deliver and perform this Settlement Agreement.

(ii) Due Authorization. ISCO’s execution, delivery and performance of this Settlement Agreement has been duly authorized by all corporate action required to be taken on the part of ISCO.

(iii) Enforceability. This Settlement Agreement is a legal, valid and binding obligation of ISCO enforceable against ISCO in accordance with its terms.

(iv) Ownership of Released Claims. ISCO has not assigned any part of the claims subject to the settlement and releases provided for by ISCO in this Settlement Agreement, and no party that is not bound by this Settlement Agreement owns any interest in any of such claims.

(b) By M&F. M&F hereby represents and warrants to ISCO as follows:

(i) Existence and Good Standing. M&F is a limited liability partnership duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority and legal right to execute, deliver and perform this Settlement Agreement.

(ii) Due Authorization. M&F’s execution, delivery and performance of this Settlement Agreement has been duly authorized by all corporate action required to be taken on the part of M&F.

(iii) Enforceability. This Settlement Agreement is a legal, valid and binding obligation of M&F, enforceable against M&F in accordance with its terms.

(iv) Ownership of Released Claims. M&F has not assigned any part of the claims subject to the settlement and releases provided for by M&F in this Settlement Agreement, and no party that is not bound by this Settlement Agreement owns any interest in any of such claims.

(v) Third Party Vendors. To the knowledge of each of the M&F attorneys who billed time to the Engagement:

(A) M&F does not have in its possession any invoices from persons and entities engaged by M&F in connection with the Engagement, including but not limited to local counsel, court reporter services, reprographics services and experts, (collectively “Third Party Vendors”) which have not been paid in full by M&F; and

(B) there are no services provided by Third Party Vendors for which invoices have not yet been received by M&F.

(C) provided however, that the representations and warranties of M&F in this Section 6(b)(v) exclude any the counterclaims of Conductus, Inc. and Superconductor Technologies, Inc. in the amount of $3.87 million plus attorney fees.

(vi) Materials; Continuing Cooperation.

(A) M&F does not have in its possession any materials related to the Engagement that it has not disclosed to ISCO.

(B) M&F will cooperate with any counsel to ISCO related to the Continuing Litigation to the extent necessary to carry out M&F’s ethical and professional obligations.

7. Miscellaneous.

(a) Expenses. Each of the Parties shall each pay their own respective fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts, in connection with the subject matter of this Settlement Agreement and all other costs and expenses incurred in performing and complying with all obligations to be performed under this Settlement Agreement.

(b) Specific Performance. Without limiting the rights and remedies available to the respective Parties, whether under this Settlement Agreement, at law, in equity or otherwise, all of which shall be cumulative, each Party acknowledges that damages at law will be an insufficient remedy in view of the irrevocable harm which will be suffered if such Party violates such Party’s covenants and obligations under this Settlement Agreement, and such Party agrees that the other Party may apply in any court of competent jurisdiction for, and shall be entitled as a matter of right to, injunctive relief specifically to enforce any of such obligations upon the breach or threatened breach of any such provision.

(c) Voluntary Act; No Reliance. Each of the Parties is entering into this Settlement Agreement voluntarily, without duress or undue influence. Each of the Parties acknowledges that (i) such Party has been represented in the negotiations for, and in the preparation of this Settlement Agreement by counsel or other professionals of their own respective choice, (ii) such Party has read this Settlement Agreement and has had this Settlement Agreement fully explained to it by such counsel or professionals, (iii) that such Party is fully aware of the contents of this Settlement Agreement and of this Settlement Agreement’s legal effect; and (iv) such Party is not relying upon and has not relied upon any representations, warranties and statements made by any of the other Parties in connection with such Party’s execution, delivery and performance of this Settlement Agreement other than the representations, warranties and statements expressly made by such other Party in Section 6(a) and Section 6(b), as applicable, of this Settlement Agreement.

(d) Amendment, Severability, Parties in Interest. This Settlement Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. If any provision of this Settlement Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Settlement Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Settlement Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties. Nothing in this Settlement Agreement, express or implied, is intended to confer on any Person other than: (i) the Parties, (ii) the M&F Parties with respect to ISCO’s release under Section 5(a) of this Settlement Agreement, (iii) the ISCO Parties with respect to M&F’s release under Section 5(b) of this Settlement Agreement, and or their respective successors and assigns, heirs, administrators and personal representatives, any rights, remedies, obligations or liabilities under or by reason of this Settlement Agreement.

(e) Waivers. Any term or provision of this Settlement Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument expressly stated to be a waiver and duly executed by such Party. The failure of any Party at any time or times to require performance of any provision of this Settlement Agreement shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Settlement Agreement. The waiver of any condition or of the breach of any provision of this Settlement Agreement in one or more instances shall not operate or be construed as a waiver of any other condition or subsequent breach.

(f) Entire Agreement. This Settlement Agreement, sets forth the entire agreement and understanding of the Parties hereto with respect to the matters set forth in this Settlement Agreement and supersedes all prior agreements or understandings, oral and written, among the Parties or otherwise with respect to such matters.

(g) Governing Law. This Settlement Agreement shall be construed and interpreted, without giving effect to principles of conflict of law, in accordance with the laws of the State of Delaware. The provisions of this Settlement Agreement shall be interpreted where possible in a manner to sustain their legality and enforceability. The unenforceability of any provision of this Settlement Agreement in a specific situation shall not affect the enforceability of that provision in another situation or the remaining provisions of this Settlement Agreement.

(h) Counterparts. This Settlement Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Settlement Agreement to produce or account for more than one such counterpart. This Settlement Agreement shall not be effective unless and until it has been signed by each of the Parties hereto.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Settlement Agreement on the date first written above.

ISCO INTERNATIONAL, INC.		MORGAN & FINNEGAN, L.L.P.

By:	/S/ FRANK CESARIO	By:	/S/ JOHN F. SWEENEY

	Name: Frank Cesario Title: Chief Financial Officer		Name: John F. Sweeney Title: Partner

Date: December 15th, 2003		Date: December 15th, 2003
Address for Notices issued pursuant to this Agreement 451 Kingston Court Mt. Prospect, IL 60056 Attn: Facsimile No. ( ) ISCO’s General Counsel (for legal notices):		Address for Notices issued pursuant to this Agreement Attn: Facsimile No. ( )

Name: Michael P. Gallagher, Esquire Address: Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19312 Phone: (610) 640-7800 Fax: (610) 640-7835